                                                                    EXHIBIT 4.11

                                                                       NO. PWE-3

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                               WARRANT TO PURCHASE
                           SERIES E PREFERRED STOCK OF
                                VIXEL CORPORATION
                           (VOID AFTER MARCH 31, 2004)

        This certifies that WESTERN DIGITAL CORPORATION or its assigns (the "Holder"), for value received, is entitled to purchase from VIXEL CORPORATION, a Delaware corporation (the "Company"), having a place of business at 11911 North Creek Parkway S., Bothell, Washington 98011, a maximum of 16,490 fully paid and nonassessable shares of the Company's Series E Preferred Stock ("Series E Preferred Stock") for cash at a price of Ten Dollars ($10.00) per share (the "Stock Purchase Price") at any time or from time to time up to and including 5:00 p.m. (Pacific time) on March 31, 2004 (the "Expiration Date"), upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly filled in and signed and, if applicable, upon payment in cash or by check of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Stock Purchase Price and the number of shares purchasable hereunder are subject to adjustment as provided in Section 3 of this Warrant.

        This Warrant is subject to the following terms and conditions:

        1.      EXERCISE; ISSUANCE OF CERTIFICATES; PAYMENT FOR SHARES.

                1.1 GENERAL. This Warrant is exercisable at the option of the holder of record hereof, at any time or from time to time, up to the Expiration Date for all or any part of the shares of Series E Preferred Stock (but not for a fraction of a share) which may be purchased hereunder. The Company agrees that the shares of Series E Preferred Stock purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed, executed Form of Subscription delivered and payment made for such shares. Certificates for the shares of Series E Preferred Stock so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company's expense within a reasonable time after the rights represented by this Warrant have been so exercised. In case of a purchase of less than all the shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under the Warrant surrendered upon such purchase to the Holder hereof within a reasonable time. Each stock certificate so delivered shall be in such denominations of Series E Preferred Stock as may be requested by the Holder hereof and shall be registered in the name of such Holder.

                1.2 NET ISSUE EXERCISE. Notwithstanding any provisions herein to the contrary, if the fair market value of one share of the Company's Series E Preferred Stock is greater than the Stock Purchase Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Form of Subscription and notice of such election in which event the Company shall issue to the Holder a number of shares of Series E Preferred Stock computed using the following formula:

                      X = Y (A-B)
                          -------
                            A

        Where X = the number of shares of Series E Preferred Stock to be issued to the Holder

        Y = the number of shares of Series E Preferred Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

        A = the fair market value of one share of the Company's Series E Preferred Stock (at the date of such calculation)

        B = Stock Purchase Price (as adjusted to the date of such calculation)

For purposes of the above calculation, the fair market value of one share of Series E Preferred Stock shall be determined by the Company's Board of Directors in good faith; provided, however, that in the event the Company makes an initial public offering of its Common Stock the fair market value per share shall be:
(i) if the Warrant is being converted in connection with and contingent upon a public offering of the Company's securities, and if the Company's registration statement relating to such public offering has been declared effective by the U.S. Securities and Exchange Commission, then the fair market value of the Series E Preferred Stock shall be the initial "Price to Public" specified in the final prospectus with respect to such offering multiplied by the number of shares of Common Stock into which each share of Series E Preferred Stock is then convertible; or (ii) if the Warrant is not being converted in connection with and contingent upon a public offering of the Company's securities, then as follows: (x) if traded on a securities exchange or the Nasdaq National Market, the fair market value of the Common Stock shall be deemed to be the average of the closing or last reported sale prices of the Common Stock on such exchange or market over the 30-day period ending five business days prior to the date of calculation, and the fair market value of the Series E Preferred Stock shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Series E Preferred Stock is then convertible or (y) if otherwise traded in an over-the-counter market, the fair market value of the Common Stock shall be deemed to be the average of the reported closing bid and ask prices of the Common Stock over the 30-day



                                       2.

period ending five business days prior to the date of calculation, and the fair market value of the Series E Preferred Stock shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Series E Preferred Stock is then convertible.

        2. SHARES TO BE FULLY PAID; RESERVATION OF SHARES. The Company covenants and agrees that all shares of Series E Preferred Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any shareholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that, during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Series E Preferred Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Series E Preferred Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Series E Preferred Stock may be listed; provided, however, that the Company shall not be required to effect a registration under Federal or State securities laws with respect to such exercise. The Company will not take any action which would result in any adjustment of the Stock Purchase Price (as set forth in Section 3 hereof) (i) if the total number of shares of Series E Preferred Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Series E Preferred Stock then outstanding and all shares of Series E Preferred Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Series E Preferred Stock then authorized by the Company's Restated Certificate of Incorporation, or (ii) if the total number of shares of Common Stock issuable after such action upon the conversion of all such shares of Series E Preferred Stock, together with all shares of Common Stock then issuable upon exercise of all options and upon the conversion of all such shares of Series E Preferred Stock, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding would exceed the total number of shares of Common Stock then authorized by the Company's Restated Certificate of Incorporation.

        3. ADJUSTMENT OF STOCK PURCHASE PRICE AND NUMBER OF SHARES. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3. Upon each adjustment of the Stock Purchase Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.



                                       3.

                3.1 SUBDIVISION OR COMBINATION OF STOCK. In case the Company shall at any time subdivide its outstanding shares of Series E Preferred Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Series E Preferred Stock of the Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

                3.2 DIVIDENDS IN SERIES E PREFERRED STOCK, OTHER STOCK, PROPERTY, RECLASSIFICATION. If at any time or from time to time the Holders of Series E Preferred Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

                        (a) Series E Preferred Stock or any shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Series E Preferred Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,

                        (b) any cash paid or payable otherwise than as a cash dividend, or

                        (c) Series E Preferred Stock or additional stock or other securities or property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Series E Preferred Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 3.1 above), then and in each such case, the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Series E Preferred Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clause (b) above and this clause (c)) which such Holder would hold on the date of such exercise had he been the holder of record of such Series E Preferred Stock as of the date on which holders of Series E Preferred Stock received or became entitled to receive such shares or all other additional stock and other securities and property.

                3.3 REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. If any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that holders of Series E Preferred Stock shall be entitled to receive stock, securities, or other assets or property (an "Organic Change"), then, as a condition of such Organic Change, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Series E Preferred Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Series E Preferred Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby; provided, however, that in the



                                       4.

event the value of the stock, securities or other assets or property (determined in good faith by the Board of Directors of the Company) issuable or payable with respect to one share of the Series E Preferred Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby is in excess of the Stock Purchase Price hereof effective at the time of a merger and securities received in such reorganization, if any, are publicly traded, then this Warrant shall expire unless exercised prior to such Organic Change. In the event of any Organic Change, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Stock Purchase Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.

                3.4 CERTAIN EVENTS. If any change in the outstanding Series E Preferred Stock of the Company or any other event occurs as to which the other provisions of this Section 3 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of the Warrant in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares available under the Warrant, the Stock Purchase Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder of the Warrant upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment.

                3.5 NOTICES OF CHANGE.

                        (a) Immediately upon any adjustment in the number or class of shares subject to this Warrant and of the Stock Purchase Price, the Company shall give written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

                        (b) The Company shall give written notice to the Holder at least 10 business days prior to the date on which the Company closes its books or takes a record for determining rights to receive any dividends or distributions.

                        (c) The Company shall also give written notice to the Holder at least 10 days prior to the date on which an Organic Change or an initial public offering shall take place.

        4.      REPRESENTATIONS AND WARRANTIES OF THE HOLDER.

                4.1 PURCHASE FOR OWN ACCOUNT. The Holder represents that it is acquiring the Warrant and the equity securities issuable upon exercise of the Warrant (collectively, the "Securities") solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling



                                       5.

(in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

                4.2 ACCREDITED INVESTOR STATUS. The Holder is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

        5. ISSUE TAX. The issuance of certificates for shares of Series E Preferred Stock upon the exercise of the Warrant shall be made without charge to the Holder of the Warrant for any issue tax (other than any applicable income taxes) in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of the Warrant being exercised.

        6. CLOSING OF BOOKS. The Company will at no time close its transfer books against the transfer of any warrant or of any shares of Series E Preferred Stock issued or issuable upon the exercise of any warrant in any manner which interferes with the timely exercise of this Warrant.

        7. NO VOTING OR DIVIDEND RIGHTS; LIMITATION OF LIABILITY. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a shareholder of the Company or any other matters or any rights whatsoever as a shareholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the holder to purchase shares of Series E Preferred Stock, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such Holder for the Stock Purchase Price or as a shareholder of the Company, whether such liability is asserted by the Company or by its creditors.

        8. WARRANTS TRANSFERABLE. Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes), upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Warrant shall have been so endorsed, may be treated by the Company, at the Company's option, and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant, or to the transfer hereof on the books of the Company any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered owner hereof as the owner for all purposes. Notwithstanding the foregoing, the Company shall have the right to refuse to transfer any portion of this Warrant to any person who directly competes with the Company.

        9. INVESTOR RIGHTS AGREEMENT. The Company hereby agrees that the shares of Common Stock issuable upon conversion of the Series E Preferred Stock into which this Warrant



                                       6.

is exercisable shall be deemed "Registrable Securities" under the Company's Amended and Restated Investors' Rights Agreement, dated February 17, 1998, as amended, and the Holder shall be deemed to be a "Holder" under such agreement, entitled to the rights and benefits and subject to the duties and obligations of a "Holder" thereunder. Holder shall execute a counterpart signature page to such agreement at the request of the Company.

        10. RIGHTS AND OBLIGATIONS SURVIVE EXERCISE OF WARRANT. The rights and obligations of the Company, of the holder of this Warrant and of the holder of shares of Series E Preferred Stock issued upon exercise of this Warrant, shall survive the exercise of this Warrant.

        11. MODIFICATION AND WAIVER. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

        12. NOTICES. Any notice, request or other document required or permitted to be given or delivered to the holder hereof or the Company shall be delivered or shall be sent by certified mail, postage prepaid, to each such holder at its address as shown on the books of the Company or to the Company at the address indicated therefor in the first paragraph of this Warrant or such other address as either may from time to time provide to the other.

        13. BINDING EFFECT ON SUCCESSORS. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company's assets. All of the obligations of the Company relating to the Series E Preferred Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the holder hereof.

        14. DESCRIPTIVE HEADINGS AND GOVERNING LAW. The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Washington.

        15. LOST WARRANTS. The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

        16. FRACTIONAL SHARES. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price.



                                       7.

        IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized this 30th day of March, 1999.

                                            VIXEL CORPORATION
                                            a Delaware corporation



                                            By:   /s/ Kurtis L. Adams
                                               ---------------------------------

                                            Title:  Chief Financial Officer
                                                  ------------------------------



                                       8.

                                    EXHIBIT A

                                SUBSCRIPTION FORM

                                                     Date: _______________, ____

VIXEL CORPORATION
11911 NORTH CREEK PARKWAY S.
BOTHELL, WASHINGTON 98011

Attn:  Chief Financial Officer

Ladies and Gentlemen:

[ ] The undersigned hereby elects to exercise the warrant issued to it by Vixel Corporation (the "Company") and dated March __, 1999 Warrant No. PWE-___ (the "Warrant") and to purchase thereunder __________________________________ shares of the Series E Preferred
        Stock of the Company (the "Shares") at a purchase price of Ten Dollars ($10.00) per Share or an aggregate purchase price of __________________________________ Dollars ($__________) (the "Purchase
        Price").

[ ] The undersigned hereby elects to convert _______________________ percent (____%) of the value of the Warrant pursuant to the provisions of
        Section 1.2 of the Warrant.

        Pursuant to the terms of the Warrant the undersigned has delivered the Purchase Price herewith in full in cash or by certified check or wire transfer.

                                            Very truly yours,

                                            ------------------------------------

                                            By:
                                               ---------------------------------

                                            Title:
                                                  ------------------------------